                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement  [ ]  Confidential, for Use of the
                                       Commission Only (as permitted by
                                       Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             BARRY'S JEWELERS, INC.
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

        [x] No fee required.
        [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

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        (2) Aggregate number of securities to which transaction applies:

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        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

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        (4) Proposed maximum aggregate value of transaction:

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        (5) Total fee paid:

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        [ ] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)    Amount previously paid:

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        (2)    Form, Schedule or Registration Statement no.:

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        (3)    Filing Party:

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        (4)    Date Filed:

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

                             BARRY'S JEWELERS, INC.
                             111 WEST LEMON AVENUE
                           MONROVIA, CALIFORNIA 91016

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 4, 1997

                            ------------------------

TO THE SHAREHOLDERS OF BARRY'S JEWELERS, INC.:

     The 1997 Annual Meeting of Shareholders of Barry's Jewelers, Inc., a California corporation (the "Company"), will be held at The Wyndham Garden Hotel, Salon E, 700 W. Huntington Drive, Monrovia, California on Tuesday, November 4, 1997, at 11:00 a.m. local time, to consider and vote on the following matters:

     1. To elect a Board of Directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified; and

     2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof (the "Meeting").

     October 3, 1997 has been fixed as the record date for shareholders entitled to notice of and to vote at the Meeting, and only holders of record of shares of the Company's Common Stock at the close of business on that day will be entitled to receive notice of and to vote at the Meeting.

     All shareholders are cordially invited to attend the Meeting. To insure your representation at the Meeting, whether or not you plan to attend, you are urged to complete and promptly return the enclosed proxy, which is solicited by the Board of Directors, in the return envelope provided. Returning your proxy does not deprive you of your right to attend the Meeting and to vote your shares in person, should you desire to do so.

                                          By Order of the Board of Directors

October 14, 1997
Monrovia, California

     PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                             BARRY'S JEWELERS, INC.
                             111 WEST LEMON AVENUE
                           MONROVIA, CALIFORNIA 91016

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                NOVEMBER 4, 1997

                                  INTRODUCTION

     This Proxy Statement (the "Proxy Statement") is furnished to the holders of common stock (the "Common Stock") of Barry's Jewelers, Inc., a California corporation (the "Company"), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held at The Wyndham Garden Hotel, Salon E, 700 W. Huntington Drive, Monrovia, California on Tuesday, November 4, 1997, beginning at 11:00 a.m. local time, and at any adjournment or postponement thereof (the "Meeting"), for the purposes set forth in the preceding notice. A form of proxy for use at the Meeting is also enclosed. The Company anticipates first mailing this Proxy Statement to its shareholders on or about October 14, 1997.

     Only shareholders of record of the Company's Common Stock at the close of business on October 3, 1997 (the "Record Date") will be entitled to notice of and to vote at the Meeting. On the Record Date there were 4,029,372 shares of Common Stock outstanding.

     On May 11, 1997, the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court (the "Bankruptcy Court") for the Central District of California (In re Barry's Jewelers, Inc., Case No. LA 97-27988-VZ) (the "Bankruptcy Filing"). The Company is currently operating as a debtor-in-possession under the Bankruptcy Code.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held by such shareholder on the Record Date on all matters that properly come before the Meeting, except that in the election of directors each shareholder has cumulative voting rights and is entitled to cast a number of votes equal to the number of shares held by the shareholder on the Record Date multiplied by the number of directors to be elected, which votes may be cast for a single candidate or distributed among any or all of the candidates. However, no shareholder shall be entitled to cumulate votes for any candidate unless the shareholder, or any other shareholder, has given notice at the Meeting prior to the voting of his intention to cumulate his votes. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. At this time, the holders of proxies do not intend to cumulate the votes that they will hold unless the required notice by a shareholder is given at the Meeting, in which case the proxy holders may cumulate the proxies held by them. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the Board of Directors' nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld. Voting on all matters that may properly come before the Meeting other than the election of directors will be on a non-cumulative basis. The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's

Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Meeting.

     A proxy may be revoked by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Attendance in person at the Meeting does not itself revoke an otherwise valid proxy; however, any shareholder who attends the Meeting may orally revoke his proxy at the Meeting and vote in person. All properly executed proxies received prior to or at the Meeting and not revoked will be voted at the Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the Board of Directors' nominees as directors. In addition, the proxy holders will vote in their sole discretion upon such other business as may properly come before the Meeting.

     This solicitation of proxies is being made by the Board of Directors of the Company (the "Board"), and the cost of the solicitation will be borne by the Company. The principal solicitation of proxies is being made by mail, except that, if necessary, directors, officers and regular employees of the Company may make solicitations of proxies personally or by telephone or telegraph, but such persons will not be specially compensated for such services. The Company may reimburse brokers, banks, custodians, nominees and fiduciaries for their reasonable charges and expenses in forwarding proxies and proxy materials to the beneficial owners of such shares.

                             ELECTION OF DIRECTORS

     The number of directors constituting the Board of Directors is presently set at eight, and currently there are seven members of the Board with one of such positions being vacant. Effective as of the date of the Meeting, and pursuant to the authority granted the Board in the Company's Bylaws, the number of directors constituting the Board of Directors will be set at seven. All seven of the Company's directors to be elected at the Meeting will hold office until the next Annual Meeting of Shareholders, or until their respective successors are elected and qualified. Each of the Board nominees set forth below has consented to being named in this Proxy Statement and to serve if elected. The holders of proxies may not vote such proxies for a greater number of persons than seven.

     It is the intention of the holders of proxies, unless authorization to do so is withheld, to vote FOR the election of the Board nominees listed below. However, the persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of such nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld. If prior to the Meeting any such nominee should become unavailable for election, an event which is not now anticipated by the Board, the proxies will be voted for the election of such person or persons as shall be determined by the holders of proxies in accordance with their judgment.

     Under California law and the Company's Bylaws, the nominees receiving the highest number of affirmative votes of the shares entitled to vote shall be elected directors. Since there is no particular percentage of either the outstanding shares or the shares represented at the Meeting required to elect a director, abstentions and broker nonvotes will have the same effect as the failure of shares to be represented at the Meeting, except that the shares subject to such abstentions or non-votes will be counted in determining whether there is a quorum for taking shareholder action.

BOARD OF DIRECTORS' NOMINEES

     Set forth below is biographical information for each of the Board nominees.

     David W. Cochran, 51, has been a director of the Company since June 1992. From December 1978 to November 1994, Mr. Cochran was President, Chief Executive Officer and a Principal of R.F. Simmons Company, Inc., a jewelry manufacturer. From November 1994 to October 1995, Mr. Cochran was President and Chief Executive Officer of Simmons & Company, Inc., a jewelry manufacturer. Mr. Cochran is currently the President and Chief Executive Officer of Riverbank Associates, Inc., a real estate investment company, which position he has held since December 1995, and the Chairman of Page Walker & Co., a jewelry manufacturer, which position he has held since January 1993. Mr. Cochran is a consultant to G. Austin Young Co., dba Attleboro Jewelry Makers, a retail outlet representing 20 jewelry and gift manufacturers.

     William D. Eberle, 74, has been Chairman of the Company since August 1996. Mr. Eberle has been Chairman of Manchester Associates, Ltd., a venture capital and international consulting firm since 1977, and of counsel to the law firm of Kaye, Scholer, Fierman, Hays & Handler since 1993. From 1989 to 1993, Mr. Eberle was of counsel to the law firm of Donovan, Leisure, Newton & Irvine. Mr. Eberle is presently Chairman of America Service Group, Inc. and of Showscan Entertainment, Inc., Deputy Chairman of Mid-States Plc, and a director for Ampco Pittsburgh Corp., FAC Realty, Inc., Horace Small Apparel Company Plc, Mitchell Energy and Development Corp. and Sirrom Capital Corporation.

     John W. Gildea, 54, has been a director of the Company since August 1996. Since September 1990, Mr. Gildea has been an advisor to The Network Funds, a series of investment funds. From 1986 to 1990, Mr. Gildea was the manager of the Corporate Services Group of Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Gildea is presently a Managing Director of Gildea Management Company, an investment management company, which position he has held since 1990, and a director of America Service Group, Inc., FAC Realty, Inc., UNC, Inc., and General Chemical.

     Carol R. Goldberg, 66, has been a director of the Company since November 1996. Ms. Goldberg is currently President of the Avcar Group, Ltd., an investment and management consulting firm, which position she has held since December 1989. Ms. Goldberg previously served as Chief Operating Officer of The Stop & Shop Companies, Inc., a retailing company, from 1982 to November 1989, as its President from October 1985 to November 1989, as its Executive Vice President from 1982 to 1985, and as its Senior Vice President -- Manufacturing from 1979 to 1982. Ms. Goldberg is currently a director of The Gillette Company, America Service Group, Inc., and SelfCare, Inc. and is Senior Advisor of New England for America International Group, Inc.

     Samuel J. Merksamer, 56, has been the Company's President and Chief Executive Officer, and a director, since February 1997. Before joining the Company, Mr. Merksamer was the President and Chief Executive Officer of Merksamer Jewelers, Inc. from 1992 to June 1996. Merksamer Jewelers, Inc. was previously involved as a debtor-in-possession in reorganization proceedings under Chapter 11 of the Bankruptcy Code, emerging from such proceedings in 1992.

     Cleaveland D. Miller, 58, has been a director of the Company since June 1992. Mr. Miller is presently a partner with the law firm of Semmes, Bowen & Semmes. Mr. Miller is a director of EA Engineering, Science, and Technology, Inc. Since 1988, Mr. Miller has been Chairman of Legal Mutual Liability Insurance Society of Maryland. Mr. Miller served as President of the Maryland State Bar Association from 1987 to 1988.

     William P. O'Donnell, 43, has been a director of the Company since August 1996. Since 1992, Mr. O'Donnell has been an advisor to The Network Funds, a series of investment funds. From 1990 to 1992, Mr. O'Donnell was a Vice President in the Corporate Finance Group of Chrysler Capital Corporation, a finance company. Mr. O'Donnell is presently a Managing Director of Gildea Management Company, a position he has held since 1992.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     During the Company's fiscal year ended May 31, 1997 ("Fiscal 1997"), the Board held an aggregate of six regularly scheduled and special meetings. No incumbent director attended fewer than 75% of the aggregate number of meetings of the Board and meetings of any committee upon which any such director served.

     The Audit Committee of the Board currently consists of William P. O'Donnell, who acts as such committee's Chairman, and David W. Cochran, John W. Gildea, Cleaveland D. Miller and Carol R. Goldberg. It held six meetings during Fiscal 1997. The functions of the Audit Committee are, among other things, to recommend to the Board selection of the Company's independent accountants, to review the scope and results of the year-end audit with the independent accountants, and to review the Company's internal accounting and financial controls and reporting systems and practices.

     The Compensation Committee of the Board currently consists of Carol R. Goldberg, who acts as such committee's Chairman, and David W. Cochran, John W. Gildea, Cleaveland D. Miller and William P. O'Donnell. It held six meetings during Fiscal 1997. The functions of the Compensation Committee are, among other things, to make recommendations to the Board concerning compensation plans and salaries of the Company's officers and other key personnel and to administer the Company's stock option, incentive stock, employee stock purchase and bonus plans.

         THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE NOMINEES.

                               EXECUTIVE OFFICERS

     The following individuals currently serve as the Company's executive officers.

     Samuel J. Merksamer, 56, has been the Company's President and Chief Executive Officer, and a director, since February 1997. Additional biographical information regarding Mr. Merksamer is set forth under the caption "Election of Directors -- Board of Directors' Nominees."

     E. Peter Healey, 44, has been the Company's Executive Vice President, Chief Financial Officer and Secretary since February 1997. From 1994 to 1996, Mr. Healey was the Vice President, Chief Financial Officer, Secretary and Treasurer of MS Financial, Inc. From 1985 to 1993, Mr. Healey was Vice President and Treasurer of Zale Corporation. Zale Corporation was previously involved as a debtor-in-possession in reorganization proceedings under Chapter 11 of the Bankruptcy Code, emerging from such proceedings in 1993.

     Randy N. McCullough, 45, has been the Company's Senior Vice President - Merchandise since April 1997. Prior to joining the Company, Mr. McCullough served as President of Silverman's Factory Jewelers from 1991 to March 1997.

     Bill R. Edgel, 31, has been the Company's Vice President - Marketing since February 1997. Prior to joining the Company, Mr. Edgel served as Director of Credit Marketing of Macy's West, a division of Federated Department Stores, from 1996 to 1997. From 1995 to 1996, Mr. Edgel served as Director of Marketing for Merksamer Jewelers, Inc. Merksamer Jewelers, Inc. was previously involved as a debtor-in-possession in reorganization proceedings under Chapter 11 of the Bankruptcy Code, emerging from such proceedings in 1992. From 1993 to 1995, Mr. Edgel served as Advertising Manager/Creative Director for Troutman's Emporium, Inc. From 1992 to 1993, Mr. Edgel served as Partner/Creative Director of Vaki Advertising, Inc.

     Daniel L. Felsenthal, 40, has been the Company's Vice President - Finance since October 1996 and its Vice President - Finance, Treasurer and Assistant Secretary since April 1997. Prior to joining the Company, Mr. Felsenthal served as the Controller for Quarterdeck Corporation during 1996. From 1990 to 1996, Mr. Felsenthal was employed by Mac Frugal's Bargains - Close-outs Inc., serving as its Controller from 1991 to 1994, and as its Vice President - Finance from 1994 to 1996.

     Chad C. Haggar, 34, has been the Company's Vice President - Operations since February 1997. Prior to joining the Company, Mr. Haggar served as Director of Stores of Fred Meyer, Inc. from 1996 to 1997. From before 1992 to 1996, Mr. Haggar served as Regional Manager of Merksamer Jewelers, Inc. Merksamer Jewelers, Inc. was previously involved as a debtor-in-possession in reorganization proceedings under Chapter 11 of the Bankruptcy Code, emerging from such proceedings in 1992.

                         SECURITY OWNERSHIP OF CERTAIN

                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the Record Date, information as to the beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each of the Company's directors and director nominees,
(iii) each of the officers named in the Summary Compensation Table under the caption "Compensation of Directors and Executive Officers -- Executive Compensation," and (iv) all executive officers and directors of the Company as a group. In each instance, information as to the number of shares owned and the nature of ownership has been provided by the person or entity identified or described and is not within the direct knowledge of the Company.

                                                                      AMOUNT        PERCENT
                                                                   BENEFICIALLY       OF
                  NAME AND ADDRESS OF BENEFICIAL OWNER              OWNED (1)        CLASS
        ---------------------------------------------------------  ------------     -------
        Robert W. Bridel.........................................      22,000           **
          500 W. Harbor Drive, Apt. 124
          San Diego, CA 92101
        Thomas S. Liston.........................................          --           **
          14518 Las Brizas Lane
          Sun City, AZ 85375
        Samuel J. Merksamer*.....................................          --           **
        Joseph M. Maisano........................................          --           **
          14 Creekview Street
          Sanger, TX 76266
        William D. Eberle*.......................................      82,600(3)       2.0%
        David W. Cochran*........................................       3,600(2)        **
        Carol R. Goldberg*.......................................         400(2)        **
        Cleaveland D. Miller*....................................       3,600(2)        **
        John W. Gildea...........................................     595,600(4)      14.8%
          115 East Putnam Avenue
          Greenwich, CT 06830
        William P. O'Donnell.....................................     535,600(5)      13.3%
          115 East Putnam Avenue
          Greenwich, CT 06830
        Network Fund III, Ltd....................................     525,000(6)      13.0%
          P.O. Box 219, Butterfield House
          Grand Cayman, Cayman Islands, B.W.I.
        Gary Gelman..............................................     456,700(7)      11.3%
          One Jerico Plaza
          Jerico, NY 11753
        J. Ezra Merkin...........................................     325,000(8)       8.1%
          450 Park Avenue
          New York, NY 10022
        All executive officers and directors as a group (12
          persons)...............................................     697,400         17.1%

---------------

(1) To the Company's knowledge, except as otherwise set forth in this table, the persons and entities in this table have sole voting, investment and dispositive power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

(2) All of such shares are issuable upon the exercise of currently-exercisable options outstanding under the Company's 1994 Stock Option Plan (the "1994 Stock Option Plan"), which is administered by the Compensation Committee of the Board.

(3) 15,000 of such shares are issued and outstanding. 35,000 of such shares are issuable upon the exercise of currently-exercisable options. 32,000 of such shares are restricted shares, as to which Mr. Eberle has sole voting power. 600 of such shares are issuable upon the exercise of currently-exercisable options outstanding under the Company's 1994 Stock Option Plan, which is administered by the Compensation Committee of the Board. See "Compensation of Directors and Executive Officers -- Directors."

(4) 600 of such shares are issuable upon the exercise of currently-exercisable options outstanding under the Company's 1994 Stock Option Plan, which is administered by the Compensation Committee of the Board. With respect to the remaining 595,000 of such shares, pursuant to an amended Schedule 13D filed by Mr. Gildea under the Securities Exchange Act of 1934, as amended (the "1934 Act"), dated June 11, 1996, as of such date Mr. Gildea had sole voting and dispositive power as to 70,000 of such shares and shared dispositive power with Network Fund III, Ltd. as to 525,000 of such shares.

(5) 600 of such shares are issuable upon the exercise of currently-exercisable options outstanding under the Company's 1994 Stock Option Plan, which is administered by the Compensation Committee of the Board. With respect to the remaining 535,000 of such shares, pursuant to a Form 3 filed by Mr. O'Donnell under the 1934 Act dated September 10, 1996, as of such date Mr. O'Donnell had sole voting and dispositive power as to 10,000 of such shares and shared dispositive power with Network Fund III, Ltd. as to 525,000 of such shares.

(6) The Network Fund III, Ltd. has shared dispositive power with Mr. Gildea and Mr. O'Donnell as to such shares. See footnotes 4 and 5 above.

(7) As set forth in an amended Schedule 13D filed by Mr. Gelman under the 1934 Act dated January 15, 1997, as of such date Mr. Gelman had sole voting and dispositive power with respect to all such shares.

(8) As set forth in a Schedule 13D filed by Mr. Merkin under the 1934 Act dated May 22, 1996, as of such date Mr. Merkin had sole voting and dispositive power as to 20,475 of such shares, shared voting and dispositive power with Gabriel Capital, L.P. as to 126,425 of such shares, and shared voting and dispositive power with Ariel Management Corp. as to 178,100 of such shares.

  * Address is c/o Barry's Jewelers, Inc., 111 West Lemon Avenue, Monrovia, California 91016.

 ** Less than one percent.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

     The Company pays each of its non-employee directors (including any non-employee director holding an officer's title with the Company but who is not separately compensated for serving in such position) an annual retainer fee of $18,000, plus, for serving on either committee of the Board, an additional $1,500 (or $4,500 for the chairman of each committee); except that, in lieu of such retainer and committee fees, the Company pays its Chairman of the Board $100,000 annually. In addition to such retainer and committee fees, under the Company's 1994 Stock Option Plan, each director who is newly elected or added to the Board and who at the time thereof is not an employee of the Company is automatically granted an option to purchase 2,000 shares of Common Stock at such time, and each non-employee director is further granted an option to purchase 1,000 shares of Common Stock as of the date of each Annual Meeting of Shareholders at which such director is re-elected (including at the date of the Meeting). All such options have an exercise price equal to the market price of the Common Stock on the date of grant. Directors are also reimbursed for reasonable expenses incurred in connection with attending meetings of the Board and its committees.

     On November 5, 1996, the Compensation Committee granted Mr. Eberle, the Company's Chairman, in his capacity as an active Chairman of the Board, the following options: (i) options to purchase 35,000 shares of the Company's Common Stock, immediately exercisable, at an exercise price of $2.50 per share, the fair market value of the Common Stock on such date, and (ii) options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $2.50 per share, the fair market value of the Common Stock on such date, 25,000 of which become exercisable if the Company reports earnings of at least $1.00 per share during Fiscal 1997 or its 1998 fiscal year, and 25,000 of which become exercisable if the Company reports earnings of at least $2.00 per share during such periods. On February 7, 1997, in recognition of the decline in price of the Company's Common Stock, the Compensation Committee awarded Mr. Eberle 32,000 shares of restricted stock based on a formula reflecting such decline. Such restricted stock vests as to 16,000 of such shares if the Company reports earnings per share of at least $1.00 for its 1998 fiscal year, and as to all of such shares if the Company reports earnings per share of at least $2.00 or more for its 1998 fiscal year.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation for services during each of the Company's last three fiscal years to (i) those persons serving as chief executive officer of the Company during Fiscal 1997 and
(ii) two additional executive officers of the Company during Fiscal 1997 who would have been among the four most highly compensated executive officers during Fiscal 1997 but who were not serving as such at the end of Fiscal 1997 (none of the Company's executive officers during Fiscal 1997 serving as such at the end of Fiscal 1997 earned an annual salary and bonus exceeding $100,000).

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                     COMPENSATION AWARDS
                                                  ANNUAL COMPENSATION             -------------------------
                                          -----------------------------------                    SECURITIES
                                                                 OTHER ANNUAL      RESTRICTED    UNDERLYING    ALL OTHER
          NAME AND                        SALARY      BONUS      COMPENSATION        STOCK        OPTIONS/    COMPENSATION
     PRINCIPAL POSITION       YEAR(1)       ($)        ($)          ($)(2)        AWARDS(S)($)    SARS(#)         ($)
----------------------------  -------     -------     ------     ------------     ------------   ----------   ------------
Samuel J. Merksamer             1997(3)    98,462         --          --                 --                           --
  President and Chief           1996           --         --          --                 --             --            --
  Executive Officer             1995           --         --          --                 --             --            --
Robert W. Bridel                1997      231,250      8,231(4)       --                 --             --       113,511(5)
  Former President              1996      261,126     31,386(6)       --             34,375(7)     110,000         2,795(8)
  and Chief Executive           1995      200,000     51,343(6)       --                 --         15,000            --
  Officer
Thomas S. Liston                1997      213,462      8,231(4)       --                 --             --        80,721(5)
  Former Chief Financial        1996      279,396     31,386(6)       --             34,375(7)     100,000         2,795(8)
  Officer, Secretary and        1995      225,000     62,513(6)       --                 --         15,000            --
  Treasurer
Joseph M. Maisano               1997      124,308         --          --                 --             --        16,833(6)
  Former Senior Vice            1996      155,369         --          --                 --         15,000            --
  President -- Operations       1995           --         --          --                 --          4,000            --

---------------

(1) "1997," "1996," and "1995" represent fiscal years ended May 31, 1997, 1996 and 1995, respectively.

(2) Excludes perquisites, other personal benefits, securities and property, which, in the aggregate, did not exceed in any year shown the lesser of $50,000 or 10% of the total annual salary and bonus reported for such individual for such year.

(3) All compensation shown for Mr. Merksamer dates from February 13, 1997.

(4) Represents bonus payments paid to Messrs. Bridel and Liston during Fiscal 1997, in connection with their resignations from the Company, for payments made with respect to taxes due upon vesting of 5,000 of their respective 10,000 shares of restricted stock. See "Employment Agreements and Change-in-Control Arrangements."

(5) Represents (i) with respect to Mr. Bridel, $60,580 in vacation pay, $50,000 in severance pay, auto lease payments of $1,155, and $1,776 of group insurance benefits, (ii) with respect to Mr. Liston, $32,463 in vacation pay, $46,154 in severance pay, auto lease payments of $595, and $1,509 of group insurance benefits, and (iii) with respect to Mr. Maisano, $16,338 in vacation pay and auto lease payments of $495.

(6) Represents bonus payments pursuant to the Company's cash bonus plans for fiscal 1996 (the "1996 Plan") and fiscal 1995 (the "1995 Plan"). The 1996 Plan provided for the payment of bonuses to participants from a pool of up to 15% of the Company's pre-tax, pre-bonus earnings (the "Pre-Bonus Earnings") for the fiscal year ending May 31, 1996, except that no awards were to be made if the amount of Pre-Bonus Earnings was less than $3,000,000. The 1995 Plan provided for the payment of bonuses to participants from a pool of up to 15% of the Company's Pre-Bonus Earnings for the fiscal year ending May 31, 1995, except that no awards were to be made if the amount of Pre-Bonus Earnings was less than

    $2,000,000. With respect to the 1996 Plan and the 1995 Plan, 90% of the pool amount was awarded based on the participation weight assigned in such plan to each participant and 10% was awarded to participants in the discretion of the Compensation Committee after consultation with the Chief Executive Officer.

(7) Reflects the value of a 10,000 share restricted stock grant made as of April 8, 1996 to each of Messrs. Bridel and Liston based on the market value of such stock as of the date of issuance (without giving effect to the diminution in value attributed to restrictions on such shares). See "Employment Contracts and Change-in-Control Arrangements."

(8) Represents Company contributions on behalf of Messrs. Bridel and Liston under the Company's Deferred Compensation Plan.

                        OPTION/SAR GRANTS IN FISCAL 1997

     None of those persons serving as chief executive officer of the Company during Fiscal 1997 or any other executive officer of the Company named in the Summary Compensation Table under the caption "Compensation of Directors and Executive Officers -- Executive Compensation" was issued any option to acquire the Company's Common Stock during Fiscal 1997.

                      AGGREGATED 1997 OPTION/SAR EXERCISES
                           AND YEAR-END OPTION VALUES

     No stock options were exercised during or held at the end of Fiscal 1997 by any of those persons serving as chief executive officers of the Company during Fiscal 1997 or any other executive officer of the Company named in the Summary Compensation Table under the caption "Compensation of Directors and Executive Officers -- Executive Compensation."

            EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     During Fiscal 1997 until their resignations on February 13, 1997, Robert W. Bridel served as the Company's President and Chief Executive Officer and Thomas
S. Liston served as the Company's Chief Financial Officer, Secretary and Treasurer. Both Messrs. Bridel and Liston served in such capacities under employment agreements with the Company (the "Agreements") dated April 8, 1996, the initial terms of which extended through April 8, 1998. The Agreements provided for annual salaries of $325,000 and $300,000 to Messrs. Bridel and Liston, respectively. Under the Agreements, Mr. Bridel and Mr. Liston received options to purchase 35,000 shares and 25,000 shares, respectively, of the Company's Common Stock, and restricted stock awards of 10,000 shares each, the vesting of such options and stock awards to occur one-half on each of the first and second anniversary dates of such Agreements (provided, with respect to the stock awards, that such executive officer remained employed by the Company on each such anniversary date). The Agreements contained certain severance provisions, and in connection with the resignations from the Company of Messrs. Bridel and Liston, the Company and each of Messrs. Bridel and Liston entered into severance agreements, under which the following benefits are payable to or on behalf of Messrs. Bridel and Liston: (i) $371,250.00 and $342,692.33, respectively, representing salary from February 17, 1997 through April 8, 1998,
(ii) $8,230.63 to each representing bonuses in respect of tax obligations with respect to 5,000 shares of restricted stock that vested as to each on February 13, 1997 (the "Resignation Date"), (iii) $3,082.50 and $2,464.62, respectively, representing accrued vacation, (iv) reimbursement of the cost of their electing to continue to be included in the Company's medical insurance plan from the Resignation Date through April 8, 1998 (totaling $5,769.69 and $4,519.48, respectively), (v) payment of fees of an outplacement services firm up to $25,000 each, (vi) inclusion in the Company's life insurance and disability plans from the Resignation Date through April 8, 1998 and (vii) continuation of automobile-related benefits from the Resignation Date through April 8, 1998 (totaling $8,086.54 and $8,321.32, respectively).

     Simultaneously with the resignation of Mr. Bridel as President and Chief Executive Officer of the Company, the Company retained Samuel J. Merksamer as its President and Chief Executive Officer. Effective February 13, 1997, the Company and Mr. Merksamer entered into a non-binding letter of intent under which they agreed, among other things, to negotiate a definitive employment contract by May 15, 1997. The Bankruptcy Court has authorized the Company to enter into employment agreements with Mr. Merksamer and with certain other executive officers of the Company, a summary description of certain terms of which is set forth under the caption "Compensation Committee
Report -- Implementation of Philosophy."

                         COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

     The Compensation Committee of the Board is responsible for developing and implementing the Company's executive compensation policies. The Compensation Committee's philosophy of executive compensation is to enhance the profitability of the Company, and thus shareholder value, by closely aligning the financial interests of the executive officers with those of the shareholders.

IMPLEMENTATION OF PHILOSOPHY

     Generally, the Compensation Committee seeks to realize this objective by the use of short term incentives in the form of salary and cash bonuses, and long term incentives in the form of stock option and restricted stock grants. Salaries initially are set based on the executive officer's experience and competitive conditions. Thereafter, salaries may be adjusted based on various factors, including the executive's performance. In setting and making adjustments to salaries, the Compensation Committee also considers salaries paid to similarly situated executive officers in comparable companies.

     Consistent with the foregoing, in February 1997, after a nationwide search for a management team capable of analyzing the reasons for the Company's poor performance and developing and executing a plan to improve such performance, the Compensation Committee approved compensation terms for each of Messrs. Merksamer and Healey. Effective February 13, 1997, the Company entered into a non-binding letter of intent with each of Mr. Merksamer and Mr. Healey to employ Mr. Merksamer as President and Chief Executive Officer of the Company and Mr. Healey as Executive Vice President, Chief Financial Officer and Secretary of the Company.

     Prior to the Bankruptcy Filing, the Compensation Committee began to re-evaluate the Company's executive employment needs in the context of potential formal or informal reorganization proceedings. As a result of such reevaluation, and recognizing the decline in the value of non-cash compensation in the form of equity in the Company, the difficulties to be faced by its executives in an attempt to lead the Company out of any such proceedings and the importance of retaining key executives during such proceedings, the Compensation Committee determined that it was in the best interests of the Company to enter into employment agreements with such executives. At a hearing of the Bankruptcy Court held on September 24, 1997, the Bankruptcy Court authorized the Company to enter into employment agreements (the "Employment Agreements") with Mr. Merksamer and each of Messrs. Healey, McCullough, Haggar and Edgel (each an "Executive"). Upon entry of the related Bankruptcy Court order, the Company will enter into such Employment Agreements, which extend through confirmation of a plan of reorganization of the Company. Set forth below is a summary of certain other terms of such Employment Agreements.

                     CERTAIN TERMS OF EMPLOYMENT AGREEMENTS

                                                                    PLAN OF REORGANIZATION CONFIRMATION BONUS
                                                                   (AS A PERCENTAGE OF ANNUAL BASE SALARY)(2)
                                                                -------------------------------------------------
                                               MAXIMUM ANNUAL                      IF CONFIRMA-     IF CONFIRMA-
                                               CASH BONUS (AS                     TION OCCURS ON   TION OCCURS ON
                                                     A                               OR AFTER         OR AFTER
                                               PERCENTAGE OF                       MAY 1, 1998      JULY 1, 1998
                                                   ANNUAL       IF CONFIRMATION    THROUGH AND      AND PRIOR TO
                                 ANNUAL BASE        BASE        OCCURS PRIOR TO     INCLUDING      SEPTEMBER 30,
        EXECUTIVE/TITLE            SALARY        SALARY)(1)       MAY 1, 1998     JUNE 30, 1998         1998
-------------------------------- -----------   --------------   ---------------   --------------   --------------
Samuel J. Merksamer.............  $ 400,000          100%             125%              100%             75%
  President and Chief Executive
  Officer
E. Peter Healey.................  $ 275,000           75%             125%              100%             75%
  Executive Vice President,
  Chief Financial Officer and
  Secretary
Randy N. McCullough.............  $ 225,000           60%             125%              100%             75%
  Senior Vice President --
  Merchandising
Chad C. Haggar..................  $ 165,000           50%             125%              100%             75%
  Vice President -- Operations
Bill R. Edgel...................  $ 120,000           33%             125%              100%             75%
  Vice President -- Marketing

---------------

(1) Such bonuses are payable as follows: (i) 50% thereof are payable if the Company achieves projected earnings before interest, taxes, depreciation and amortization for its 1998 fiscal year, (ii) 10% thereof are payable if the Company meets or exceeds its November 30, 1997 projected inventory levels,
    (iii) 10% thereof are payable if the Company meets or exceeds its December 31, 1997 projected cash deposit, receivable and inventory levels, (iv) 10% thereof are payable if the Company meets its December 31, 1997 projected general and administrative expenses, (v) 10% thereof are payable if, as of February 1998, there is total availability under the borrowing base in the Company's revolving credit facility (as modified by the cash collateral stipulation filed with the Bankruptcy Court) plus total cash balances of at least $4.1 million, and payables are maintained within agreed upon vendor terms, and (vi) the remaining 10% are payable upon receipt from vendors of
    1.4 times the amount of inventory returned by November 1997 and at the end of February 1998.

(2) A condition to the payment of such bonus will require that the Company have an asset-based, working capital credit facility on market terms on the confirmation date of a plan of reorganization.

     Under the Employment Agreements, if an Executive's employment is terminated by the Company without cause, by the Executive with good reason (including a sale of the Company under the Bankruptcy Code), due to an Executive's death or disability, or as a result of the confirmation of a plan of reorganization, such Executive is entitled to receive (i) accrued annual base salary and vacation,
(ii) his maximum annual cash bonus if (A) the fiscal year end 1998 performance targets have been achieved (provided that such target will be prospectively applicable with respect to termination resulting from confirmation of a plan prior to the end of such fiscal year) or (B) in the event of a Change-in-Control (as defined below) of the Company at a time when the Company is a going concern or the death or disability of an Executive if any applicable performance conditions have been met, and (iii) if such termination without cause or with good reason occurs prior to confirmation of a plan of reorganization of the Company, his confirmation bonus. If the Executive's employment is terminated by the Company for cause (i.e., malfeasance or misfeasance) or by the Executive without good reason, such Executive is entitled to receive accrued annual base salary and vacation, but no annual cash bonus or confirmation bonus (if such termination occurs prior to confirmation). Under the Employment Agreements, a "Change-in-Control" includes the dissolution or liquidation of the Company, a reorganization, merger or consolidation of the Company with one or more corporations in which the Company is not the surviving entity or as a result of which the Company's outstanding voting securities are converted to or reclassified as cash, securities of another corporation or other property, a sale of assets of the Company or its subsidiaries having a fair market value equal to more than 50% of the total fair market value of the Company's assets to a nonaffiliate of the Company, or the acquisition of more than 30% of the then-outstanding voting securities of the Company by a nonaffiliate.

1997 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The base salary of the Company's Chief Executive Officer is established through negotiations between the Compensation Committee and such Chief Executive Officer. Until his resignation on February 13, 1997, Robert W. Bridel was the Company's Chief Executive Officer. In setting Mr. Bridel's annual salary and incentive compensation for Fiscal 1997, the Compensation Committee considered numerous factors, including Mr. Bridel's previous salary level, his experience and his overall performance. Samuel J. Merksamer succeeded Mr. Bridel as the Company's President and Chief Executive Officer. In setting Mr. Merksamer's annual salary and incentive compensation for Fiscal 1997, the Compensation Committee considered numerous factors, including Mr. Merksamer's extensive experience in the jewelry industry, his prior success in turning around troubled companies and the market rate for presidents and chief executive officers with knowledge and experience commensurate to that of Mr. Merksamer. Based on these factors, and after negotiations between the Compensation Committee and Mr. Merksamer, the Compensation Committee established Mr. Merksamer's compensation terms in the non-binding letter of intent referred to above. After the Compensation Committee's re-evaluation of the Company's executive employment needs in the context of potential formal or informal reorganization proceedings, and after additional negotiations between the Compensation Committee and Mr. Merksamer, the Compensation Committee established Mr. Merksamer's compensation terms as reflected in his Employment Agreement described above.

                                          THE COMPENSATION COMMITTEE

                                          Carol R. Goldberg, Chairman
                                          David W. Cochran
                                          John W. Gildea
                                          Cleaveland D. Miller
                                          William P. O'Donnell

                               PERFORMANCE GRAPH

     Set forth below is a comparison of the yearly percentage change in total shareholder return of the Company's Common Stock and the returns for the CRSP Total Return Index for the Nasdaq Stock Market and the Nasdaq Retail Stocks. The total shareholder return calculation is for the five-year period commencing on June 1, 1992 and includes the reinvestment of dividends.

        Measurement Period
      (Fiscal Year Covered)               Barry's             Nasdaq              Retail
1992                                         100                 100                 100
1993                                      236.36              120.29               99.56
1994                                      145.45              126.64              100.99
1995                                       87.27              150.64              103.01
1996                                      116.36              218.96              141.43
1997                                       11.82              246.71              136.59

Note: Assumes $100 invested on May 31, 1992 in Barry's Jewelers, Inc., CRSP
      Total Return Index for the Nasdaq Stock Market and the Nasdaq Retail Stocks. Assumes reinvestment of dividends on a daily basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     David Blum and Gerson I. Fox, each a current shareholder and former officer and director of the Company, presently own and lease to the Company, through a partnership, the Company's headquarters building. In May 1990, the Company moved into the new headquarters office building that allowed the Company to consolidate all corporate credit, collection, merchandising and administrative functions into a single location for more efficient management and to allow future growth. The building is a special-purpose building built to the Company's specifications. The base annual rent for the first five years was $574,284. Currently, the base annual rent is $643,476. On the 121st month, the rent may be increased based on a cost-of-living index. The Company is responsible for leasehold improvements, insurance, property taxes, maintenance and repairs. The lease has a 15-year term, but the Company has the right to terminate the lease earlier (the "Early Termination Right"), provided that the Company gives six months' notice and pays $15,000 for each month remaining in the 15-year term after the effective date of such termination. In connection with certain consulting agreements between the Company and each of Messrs. Blum and Fox (each of which expired on May 31, 1995) and a financing secured by the leased premises, and at the request of the lessor, the Company agreed in 1995 to waive such Early Termination Right. The Company believes that the terms of the foregoing lease are presently above market, and is currently negotiating with the lessor so as to revise such terms to more closely reflect current market conditions (although no assurances can be given that the Company will be successful in such negotiations).

     William D. Eberle, the Company's Chairman, is of counsel to the law firm of Kaye, Scholer, Fierman, Hays & Handler LLP, which firm provided certain legal services to the Company during Fiscal 1997.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP has examined the financial statements of the Company for the fiscal year ended May 31, 1997. The Board has not yet made a determination regarding the selection of the independent certified public accountants for fiscal 1998. A representative of Deloitte & Touche LLP is expected to be present at the Meeting, with the opportunity to make a statement if the representative desires to do so. That representative is also expected to be available to respond to appropriate questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the 1934 Act, the officers and directors of the Company and certain shareholders beneficially owning more than 10% of the Company's Common Stock ("Ten Percent Shareholders") are required to file with the Securities and Exchange Commission and the Company reports of ownership, and changes in ownership, of Company Common Stock. During Fiscal 1997, Ms. Goldberg did not file, as of the required date, a report on Form 4 regarding her purchase of 10,000 shares of the Company's Common Stock in November 1996. Such report was subsequently filed in compliance with Section 16(a). Except for the foregoing, based solely on a review of the reports received by it, the Company believes that, during Fiscal 1997, all of its officers and directors and Ten Percent Shareholders complied with all applicable filing requirements under Section 16(a).

                                     OTHER

     The Company does not know of any other business to be presented at the Meeting and does not intend to bring any other matters before the Meeting. However, if any other matters properly come before the Meeting, the persons named in the accompanying proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

                             SHAREHOLDER PROPOSALS

     If a shareholder wishes to present a proposal at the next Annual Meeting of Shareholders, such a proposal must be received by the Company at its principal executive offices prior to June 16, 1998.

                                 ANNUAL REPORT

     The Company is delivering with this Proxy Statement a copy of its Annual Report to Shareholders for Fiscal 1997. However, it is not intended that the Annual Report to Shareholders be a part of this Proxy Statement or a solicitation of proxies.

                                          By Order of the Board of Directors

Monrovia, California
October 14, 1997

     PLEASE PROMPTLY VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. AT ANY TIME BEFORE A VOTE YOU MAY REVOKE YOUR PROXY BY (1) A LATER PROXY OR A WRITTEN NOTICE OF REVOCATION DELIVERED TO THE INSPECTOR OF ELECTIONS OR (2) ADVISING THE INSPECTOR OF ELECTIONS AT THE MEETING THAT YOU ELECT TO VOTE IN PERSON. ATTENDANCE AT THE MEETING WILL NOT IN AND OF ITSELF REVOKE A PROXY.

     THE ANNUAL MEETING IS ON NOVEMBER 4, 1997. PLEASE RETURN YOUR PROXY IN
TIME.

PROXY                        BARRY'S JEWELERS, INC.
               111 WEST LEMON AVENUE, MONROVIA, CALIFORNIA 91016

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned shareholder of BARRY'S JEWELERS, INC., a California corporation (the "Company"), hereby appoints Samuel J. Merksamer and E. Peter Healey and each or either of them, the proxy or proxies of the undersigned, with full power of substitution to such proxy and substitute, to vote all shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at The Wyndham Garden Hotel, Salon E, 700 W. Huntington Drive, Monrovia, California, at 11:00 a.m., local time, November 4, 1997 and all adjournments and postponements thereof with authority to vote said stock on the matters set forth below:

The Board of Directors recommends a vote FOR Item 1.

 1. ELECTION OF DIRECTORS. David W. Cochran, William D. Eberle, John W. Gildea, Carol R. Goldberg, Samuel J. Merksamer,
    Cleaveland D. Miller and William P. O'Donnell.

    [ ] FOR all nominees listed above, except that a vote shall be withheld from the following nominee(s) (insert names, if any)

--------------------------------------------------------------------------------

    [ ] WITHHOLD AUTHORITY to vote for all nominees.

    This proxy also grants to the proxyholders the discretionary power to vote the shares of Common Stock represented cumulatively for one or more of the above nominees other than those (if any) for whom authority to vote is withheld above.

    2. In their discretion, the proxyholders will vote upon such other business as may be properly brought before the meeting and each adjournment or postponement thereof.

    THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR.

                                                Dated:                    1997
                                                       -----------------,

                                                ------------------------
                                                (Signature)

                                                ------------------------
                                                (Signature)

                                                Please sign your name exactly as
                                                it appears on the left.
                                                executors, administrators,
                                                trustees, guardians, attorneys
                                                and agents should give their
                                                full titles and submit evidence
                                                of the appointment unless
                                                previously furnished to the
                                                Company or its transfer agent.
                                                All joint owners should sign.

        PLEASE MARK, DATE, SIGN AND RETURN USING THE ENCLOSED ENVELOPE.
                   YOUR PROMPT ATTENTION WILL BE APPRECIATED.